Putnam Emerging Markets Income Fund
11/30/13 Annual

Because the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1   Class A	 174
        Class B	 *
        Class C  2
        Class M	 *

* Represents less than 1,000

72DD2   Class Y	 8


73A1	Class A	 0.169705
        Class B	 0.139971
        Class C	 0.133444
        Class M	 0.158827

73A2	Class Y	 0.181309


73C	Class A	 0.064295
        Class B	 0.053029
        Class C	 0.050556
        Class M	 0.060173

73C	Class Y	 0.068691


74U1    Class A	 1,046
        Class B	 2
        Class C	 17
        Class M	 2

74U2    Class Y	 78



74V1    Class A	 9.10
        Class B	 9.09
        Class C	 9.10
        Class M	 9.10

74V2    Class Y	 9.10


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


72U The figure entered in response to this question is the amortization of offering costs expense for the period.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.